Exhibit 99.1
F O R            I M M E D I A T E            R E L E A S E
N E W S

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500

Rick B. Colberg Chief Financial Officer 866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE THIRD
QUARTER OF 2005 AND NINE MONTHS ENDED SEPTEMBER 30, 2005
Milwaukee, Wisconsin
October 19, 2005
Bank Mutual Corporation (NASDAQ—BKMU) reported a 22.2% increase in diluted earnings per share in the third quarter of 2005 as compared to the same period in 2004. Net income for the same period decreased 1.7%. For the nine months ended September 30, 2005, diluted earnings per share increased 25.9% and net earnings increased 3.6% as compared to the nine months ended September 30, 2004.
Net earnings were $6.9 million or $0.11 diluted earnings per share for the third quarter ended September 30, 2005 as compared to $7.0 million or $0.09 diluted earnings per share for the third quarter of 2004. Earnings for the nine months ended September 30, 2005 were $22.0 million or $0.34 diluted earnings per share as compared to $21.2 million or $0.27 diluted earnings per share for the nine months ended September 30, 2004. Earnings decreased in the third quarter of 2005 primarily as a result of a decrease in the net interest margin and the additional cost from borrowing money for stock repurchases. This earnings decrease was partially offset by an increase in interest income from the increase in the loan portfolio and a decrease in the provision for loan losses. Diluted earnings per share increased for the quarter, and increased at a greater pace than earnings for the nine months, as a result of stock repurchases.

“The current phenomenon of the narrowing of the difference between short and long term interest rates places ongoing pressure on our net interest rate margin. Specifically, the flattening yield curve reduces our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds. In addition, increased competition for deposits and the increased cost of borrowings to fund our stock repurchases have also put pressure on our net interest margin. We expect the interest rate yield curve to continue to flatten into 2006 and thus continue to affect our operating results in coming periods,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
Mortgage loan originations and purchases were $179.5 million in the third quarter of 2005 and $509.4 million for the nine months ended September 30, 2005 as compared to $162.9 million for the third quarter of 2004 and $462.8 million for the nine months ended September 30, 2004. The increases were primarily the result of increased mortgage loan purchases and, in the third quarter of 2005, increased fixed rate mortgage loan originations. Most of the mortgage loans purchased were adjustable rate and located within our Wisconsin market.
Loan sales were $42.0 million in the third quarter of 2005 as compared to $21.8 million in the third quarter of 2004. For the nine months ended September 30, 2005 loan sales were $107.0 million as compared to $92.1 million for the same period in 2004. Gains on the sales of loans were $564,000 for the third quarter of 2005 as compared to $253,000 for the same period in 2004 and $1.4 million for the nine months ended September 30, 2005 as compared to $1.2 million for the nine months ended September 30, 2004. Loan sales for both periods in 2005 increased as a result of increased originations of fixed rate mortgage loans.
Consumer loan originations increased in the third quarter of 2005 but decreased for the first nine months of 2005 as compared to the same periods in 2004. Consumer loan originations in the third quarter of 2005 were $65.5 million as compared to $62.5 million for the third quarter of 2004 and $172.6 million for the first nine months of 2005 as compared to $210.7 million for the same period in 2004. The increased originations in the third quarter of 2005 were primarily the result of indirect automobile loan originations. During that period, automobile manufacturers provided price-based sales incentives and did not offer low cost automotive financing. As a result, we were able to increase our automobile loan origination volume.
Commercial business loan originations increased in the third quarter of 2005 to $9.9 million as compared to $5.4 million in the same quarter in 2004 and $32.4 million for the nine months ended September 30, 2005 as compared to $31.8 million for the first nine months of 2004. This increase in both periods was primarily the result of continued emphasis by management to develop this portion of our loan portfolio.

In total, loan originations and purchases in the third quarter of 2005 were $254.8 million as compared to $230.8 million for the same quarter in 2004 and $714.4 million for the nine months ended September 30, 2005 as compared to $705.4 million for the same period in 2004.
Total assets at September 30, 2005 were $3.5 billion as compared to $3.4 billion at December 31, 2004.
Mortgage-related securities decreased $92.3 million in the first nine months of 2005 primarily as a result of using some of those cash flows to fund loan portfolio growth and as a result of a decrease in the market value of the portfolio due to rising interest rates.
Deposits increased $41.4 million in the first nine months of 2005. Borrowings increased to $865.3 million at September 30, 2005 as compared to $761.5 million at December 31, 2004.
The majority of the increase in borrowings during the first nine months of 2005 was used to fund our stock repurchase program and a portion of our loan growth.
A cash dividend of $0.065 per share was paid September 1, 2005 to shareholders of record on August 18, 2005. This represented an 8.3% increase over the prior quarter’s dividend and was the nineteenth consecutive cash dividend paid since our initial stock offering.
Non-performing loans to total loans at September 30, 2005 and at December 31, 2004 were 0.33% on both dates. Net charge-offs were $2.3 million for the nine months ended September 30, 2005 as compared to $1.2 million for the same period in 2004. The increase in net charge-offs was primarily the result of charging off one large commercial loan in the third quarter of 2005. This commercial loan was placed in non-performing status in the second quarter of 2005. We provided an allowance for loan losses of $92,000 for the third quarter of 2005 as compared to $267,000 for the same period in 2004 and $479,000 for the first nine months of 2005 as compared to $1.1 million for the same period in 2004. Our allowance for loan losses at September 30, 2005 was $12.1 million or 182.0% of non-performing loans and 162.0% of non-performing assets.
The net interest margin for the third quarter of 2005 decreased as compared to the third quarter of 2004 and for the nine months ended September 30, 2005 as compared to the first nine months of 2004, primarily as a result of the increasing short term interest rate environment and the costs of our stock repurchase program. The net interest margin for the third quarter of 2005 was 2.53% as compared to 3.01% for the third quarter of 2004 and 2.67% for the first nine months of 2005 as compared to 3.00% for the first nine months of 2004.
Book value per share was $8.74 at September 30, 2005. The annualized return on average equity (ROE) for the third quarter of 2005 was 4.96% and 4.98% for the first nine months of 2005. The annualized return on average assets (ROA) for the third quarter of 2005 was 0.78% and 0.84% for the first nine months of 2005. The book value per share, ROE and ROA were affected by our repurchase of 10,579,500 shares during the first nine months of 2005 at an average price of $11.83 per share. We established a third stock repurchase plan on August 1, 2005 which allows for 3.0 million shares to be purchased in the open market. In the third quarter of 2005, we repurchased 579,500 shares under that plan at an average price of $11.00 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU.” Its subsidiary bank, Bank Mutual, operates 72 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
(The following are forward looking statements; see “Cautionary Statements” below).
Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in the balance of 2005 and early 2006. They are as follows:
•	We expect the fourth quarter of 2005 and early 2006 to provide a continuing environment of increasing interest rates and flattening of the interest rate yield curve. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, could likely experience.
•	Fixed-rate mortgage loan originations may decrease, along with related fee income, as the affordability of mortgage loans become less attractive to consumers and the rate of refinancing decreases.

•	Adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase adjustable rate originations and the mortgage loan portfolio. Adjustable rate mortgage loans are retained in our loan portfolio.

•	An increased interest rate environment and a slow down in the appreciation in the value of real estate could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.
•	The interest rate environment and flattening yield curve are also likely to affect our net interest margin. The net interest margin would continue to be compressed as a result of the interest cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income compared to prior periods, particularly in early 2006.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present a higher risk than residential mortgages. An improvement in economic conditions could lead to additional commercial loan activity. However, we may not be able to achieve increases in these areas.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received some information from the Department which allows us to continue to evaluate its position and some of our alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
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Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	December 31,
	2005	2004
	(In thousands)
Assets
Cash and due from banks	$44,486	$36,868
Interest-earning deposits	16,773	707

Cash and cash equivalents	61,259	37,575
Securities available-for-sale, at fair value:
Investment securities	63,026	68,753
Mortgage-related securities	1,173,919	1,266,224
Loans held for sale	12,208	4,987
Loans receivable, net	1,986,895	1,875,885
Goodwill	52,570	52,570
Other intangible assets	3,916	4,412
Mortgage servicing rights	4,674	4,542
Other assets	148,825	130,351

	$3,507,292	$3,445,299

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,024,279	$1,982,881
Borrowings	865,306	761,525
Advance payments by borrowers for taxes and insurance	30,797	2,796
Other liabilities	32,857	25,348

	2,953,239	2,772,550

Minority interest in real estate development	2,344	2,295

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 20,000,000 shares in 2005 and 2004 Issued and outstanding — none in 2005 and 2004	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2005 and 2004 Issued — 78,783,849 shares in 2005 and 2004 Outstanding — 63,130,328 in 2005 and 73,485,113 in 2004	788	788
Additional paid-in capital	497,265	495,858
Retained earnings	267,971	258,110
Unearned ESOP shares	(4,191)	(4,865)
Accumulated other comprehensive income	(15,161)	(4,844)
Unearned deferred compensation	(7,620)	(10,076)
Treasury stock — 15,653,521 shares in 2005 and 5,298,736 in 2004	(187,343)	(64,517)

Total shareholders’ equity	551,709	670,454

	$3,507,292	$3,445,299

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(In thousands, except per share data)
Interest income:
Loans	$27,422	$24,421	$79,538	$72,002
Investments	1,073	955	3,191	2,952
Mortgage-related securities	12,871	11,352	39,452	34,563
Interest-earning deposits	225	28	336	153

Total interest income	41,591	36,756	122,517	109,670
Interest expense:
Deposits	12,820	10,425	35,080	31,501
Borrowings	7,503	3,976	20,691	11,827
Advance payment by borrowers for taxes and insurance	9	12	17	24

Total interest expense	20,332	14,413	55,788	43,352

Net interest income	21,259	22,343	66,729	66,318
Provision for loan losses	92	267	479	1,141

Net interest income after provision for loan losses	21,167	22,076	66,250	65,177
Noninterest income:
Service charges on deposits	1,329	1,226	3,527	3,452
Brokerage and insurance commissions	658	653	1,851	2,128
Loan related fees and servicing revenue	354	282	1,018	1,167
Gains on sale of investments	83	—	1,470	537
Gain on sales of loans	564	253	1,372	1,233
Gain on sale of real estate	—	2,009	—	2,009
Loss on retirement of debt	—	(1,737)	—	(1,737)
Other	1,388	1,190	3,846	3,363

Total noninterest income	4,376	3,876	13,084	12,152
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,386	9,242	28,685	26,713
Occupancy and equipment	2,641	2,894	7,805	8,306
Amortization of other intangible assets	165	165	496	496
Other	2,820	2,758	8,903	9,316

Total noninterest expenses	15,012	15,059	45,889	44,831

Income before income taxes	10,531	10,893	33,445	32,498
Income taxes	3,619	3,859	11,446	11,272

Net income	$6,912	$7,034	$21,999	$21,226

Per share data:
Earnings per share-basic	$0.11	$0.09	$0.35	$0.28

Earnings per share-diluted	$0.11	$0.09	$0.34	$0.27

Cash dividends paid	$0.065	$0.050	$0.185	$0.130

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended		During the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Originations:
Mortgage loans	$111,619	$102,877	$304,214	$362,703
Consumer loans	65,451	62,470	172,579	210,737
Commercial business loans	9,876	5,427	32,440	31,849

Total loan originations	$186,946	$170,774	$509,233	$605,289

Purchases:
Mortgage loans	67,853	60,022	205,137	100,114

Total loan purchases	67,853	60,022	205,137	100,114

Total loans originated and purchased	$254,799	$230,796	$714,370	$705,403

Loan Sales	$41,966	$21,814	$107,018	$92,122

Loan Portfolio Analysis:	September 30,	December 31,
	2005	2004
Mortgage loans:
One-to-four family	$1,014,825	$903,498
Multi-family	157,112	161,641
Commercial real estate	173,300	195,708
Construction and development	173,904	141,394

Total mortgage loans	1,519,141	1,402,241
Consumer loans	480,549	477,271
Commercial business loans	58,423	70,170

Total loans receivable	2,058,113	1,949,682
Deductions to gross loans	71,218	73,797

Total loans receivable, net	$1,986,895	$1,875,885

Asset Quality Ratios:	September 30,	December 31,
	2005	2004
Non-performing mortgage loans	$2,453	$1,485
Non-performing consumer loans	697	619
Non-performing commercial business loans	2,957	3,579
Accruing loans delinquent 90 days or more	547	586

Total non-performing loans	$6,654	$6,269

Total non-performing assets	$7,475	$7,890

Non-performing loans to loans receivable, net	0.33%	0.33%
Non-performing assets to total assets	0.21%	0.23%
Allowance for loan losses to non-performing loans	182.00%	222.09%
Allowance for loan losses to non-performing assets	162.01%	176.46%
Allowance for loan losses to total loans	0.61%	0.74%
Net recoveries (charge-offs)	$(2,292)	$(1,178)
Net recoveries (charge-offs) to avg loans (annualized)	-0.16%	-0.07%
Allowance for loan losses	$12,110	$13,923

Deposit Analysis:	September 30,	December 31,
	2005	2004
Noninterest-bearing checking	$104,706	$111,855
Interest-bearing checking	169,514	171,565
Savings accounts	240,955	247,439
Money Market accounts	276,715	309,531
Certificate accounts	1,232,389	1,142,491

Total Deposits	$2,024,279	$1,982,881

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized):	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net interest margin (1)	2.53%	3.01%	2.67%	3.00%
Net interest rate spread	2.07%	2.43%	2.22%	2.40%
Return on average assets	0.78%	0.89%	0.84%	0.91%
Return on average shareholders’ equity	4.96%	3.91%	4.98%	3.89%
Efficiency ratio (2)	58.56%	57.44%	57.50%	57.13%
Non-interest expense as a percent of average assets	1.70%	1.91%	1.75%	1.92%
(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information:	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Average earning assets	$3,367,267	$2,973,233	$3,328,996	$2,951,164
Average assets	$3,525,183	$3,147,039	$3,495,432	$3,119,713
Average interest bearing liabilities	$2,829,465	$2,286,252	$2,767,723	$2,257,028
Average shareholders’ equity	$557,615	$719,247	$589,213	$726,955
Weighted average number of shares outstanding — used in basic earnings per share	60,780,527	74,957,827	63,661,984	75,881,632
— used in diluted earnings per share	62,595,197	77,176,920	65,649,941	78,091,103

	September 30,	December 31,
	2005	2004
Number of shares outstanding (net of treasury shares)	63,130,328	73,485,113
Book value per share	$8.74	$9.12

Weighted Average Net Interest Rate Spread	At September 30,	At December 31,
	2005	2004
Yield on loans	5.57%	5.39%
Yield on investments	4.26%	4.27%
Combined yield on loans and investments	5.05%	4.92%
Cost of deposits	2.62%	2.12%
Cost of borrowings	3.44%	2.81%
Total cost of funds	2.86%	2.31%
Interest rate spread	2.19%	2.61%